Exhibit 21

List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	Granite Construction Company
California Granite Company
C.B. Concrete Company
Concrete Products Company
Dayton Materials
Granite Construction Company of California
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Supply
Granite-Trumbull
Kenny Construction Company	Illinois	Kenny Construction Company